Exhibit 10.9

             Amendment of Employment Agreement - Lawrence Castriotta


January 8, 2001

Board of Directors
GO-Rachels.com
8120 Penn Avenue
Bloomington, MN  55431

To The Board,


The Compensation Committee of the Board of Directors has met with the Chairman of the Board in regard to his employment agreement, which expires July 31, 2001.

This agreement was approved by the Board of Directors on August 8, 1999 and called for a grant of 100,000 shares of stock and warrants for an additional 200,000 shares. The base salary was $108,000 per annum, escalating automatically on its anniversary date to $120,000. There were other provisions for medical coverage, and automobile allowance.

During the term of the agreement, Mr. Castriotta has not received medical coverage or the automobile allowance nor has he drawn the additional salary he is entitled to as the Corporation was unable to pay him.

In view of the above, and in recognition of the substantial progress Mr. Castriotta has made for the Corporation, it is the Compensation Committee's recommendation that Mr. Castriotta's contract be extended to July 31, 2003 under the following terms:

         1. Mr. Castriotta be granted 200,000 shares of the common stock of the Corporation.
         2. Mr. Castriotta be issued options for an additional 200,000 shares of the common stock of the Corporation at the closing bid price for the stock as of January 8, 2001.
         3. Mr. Castriotta's salary will be negotiated on the anniversary date of his employment. If a salary increase cannot be negotiated, his salary will increase 20% each year.
         4.       All other elements of his existing contract remain in effect.

For the Compensation Committee;

         /s/ Danny B. Berenberg              Dated             1/8/01
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Danny Bob Bergenberg